Exhibit 4.14

Luxottica Group S.p.A.
2006 Stock Option Plan

        Luxottica Group S.p.A., an Italian corporation (the “Company”), has adopted on June 14, 2006 the Luxottica Group S.p.A. 2006 Stock Option Plan (the “Plan”).

        1.   Purpose.   The purpose of the Plan is to enable the Company and its direct and indirect subsidiaries throughout the world to attract, retain, and reward key employees (“Key Employees”) by offering them an opportunity to have a greater proprietary interest in, and closer identity with, the Company and its Subsidiaries (as defined below), and with their financial success, by granting them an option (“Option”) to purchase the Company’s Ordinary Shares (“Ordinary Shares”). Proceeds received by the Company from the sale of Ordinary Shares pursuant to Options shall be used for general corporate purposes. The term “Subsidiary” shall mean any entity more than 50 percent of the ownership of which is controlled directly or indirectly by the Company.

        2.   Administration.   The Plan shall be administered by the Board of Directors (“Board”) of the Company, in accordance with and subject to the express provisions of the Plan and the guidelines, if any, approved by the Company’s shareholders, as in effect from time to time (“Shareholder Action”). Subject to the foregoing, the Board may interpret the Plan, prescribe, amend and rescind rules and regulations relating to it, determine Option grants and the terms and provisions of Participants’ Option Agreements (which need not be identical), and make such other determinations as it deems necessary or advisable for the administration of the Plan. The Board may delegate the implementation and management of the Plan to such employees or officers of the Company as the Board determines, other than any such delegation as would cause Options or other transactions under the Plan to cease to (A) be exempt from Section 16(b) of the Exchange Act, or (B) satisfy the “independent director” requirements of the New York Stock Exchange Rules. The decisions of the Board and its delegate(s) under the Plan shall be conclusive and binding. No member of the Board or any of its delegate(s) shall be liable for any action taken or determination made in good faith. The exercise of any Options shall be subject to the completion of all requisite corporate actions and the obtaining of all necessary governmental approvals to authorize the issuance of the Ordinary Shares issuable upon such exercise in accordance with applicable law.

        3.   Eligibility.   The Board shall determine, within the limits of the express provisions of the Plan and any Shareholder Action, those Key Employees to whom, and the time or times at which, Options shall be granted. Each Key Employee who has been selected by the Board to receive Options shall become a “Participant” in the Plan. Subject to the provisions of the Plan, all Shareholder Action and local law, the Board also shall determine the number of Ordinary Shares to be subject to each such Option, the duration of each Option, the exercise price under each Option, the time or times within which (during the term of the Option) all or portions of each Option may be exercised, and any other terms and conditions of such Options. In making such determinations, the Board may take into account the nature of the services rendered by the Key Employee, his present and potential contributions to the success of the Company and its Subsidiaries, and such other factors as the Board, in its sole discretion, deems relevant.

        4.   Ordinary Shares.

        (a)   The number of Ordinary Shares that may be subject to Options under the Plan may not exceed 20,000,000. In the event that any Option granted under the Plan expires unexercised, or is terminated, surrendered or canceled without being exercised, in whole or in part, for any reason, then the number of Ordinary Shares theretofore subject to such Option, or the unexercised, terminated, surrendered, forfeited, canceled or reacquired portion thereof, shall be added to the remaining number of Ordinary Shares that may be made subject to Options under the Plan.

        (b)   The maximum number of Ordinary Shares that may be subject to Incentive Stock Options under the Plan may not exceed 10,000,000.

        5.   Options.   The following provisions shall apply to each Option granted under the Plan:

        (a)    Option Agreement.   Each Option shall be evidenced by a written agreement (the “Option Agreement”) specifying the Option exercise price, the terms for payment of the exercise price, the duration of the Option, and the number of Ordinary Shares to which the Option pertains. An Option Agreement also may contain such other restrictions, conditions and terms as the Board shall determine in its sole discretion, subject to the terms and conditions of the Plan and any Shareholder Action. Option Agreements need not be identical.

        (b)    Exercise Price.   The per share exercise price of each Option shall be specified in the applicable Option Agreement, provided that the per share exercise price shall be the Fair Market Value of an Ordinary Share on the date the Options are granted (the “Grant Date”). For purposes hereof, “Fair Market Value” means the market value of a share on the Milan Stock Exchange, as determined in accordance with Italian law; provided, however, that with respect to United States employees only, “Fair Market Value” means the higher of (i) the market value of a share on the Milan Stock Exchange, as determined in accordance with Italian law, or (ii) the closing price of a share on the Milan Stock Exchange on the trading day before the Grant Date.

        (c)    Grant Date.   An Option shall be deemed to be granted as of, and the Grant Date shall be deemed to be, the date the grant of a specified number of Options to a specified Participant is approved by the Board.

        (d)    Incentive Stock Options Permitted.   Options may, but need not, be “Incentive Stock Options” under Section 422 of the United States Internal Revenue Code of 1986, as amended (including any replacement or successor thereto, the “Code”); provided, however, that (i) Incentive Stock Options will be exercisable not later than 9 (nine) years after the date of grant, and (ii) in the case of an Incentive Stock Option granted to a Participant who, at the time of grant, owns (as defined in Section 425(d) of the Code) stock of the Company or its Subsidiaries possessing more than 10% of the total combined voting power of all classes of stock of any such corporation, the exercise price shall be at least 110% of the fair market value of the Ordinary Shares subject to the Incentive Stock Option at the time it is granted, and the Incentive Stock Option, by its terms, shall not be exercisable after the expiration of five (5) years from the date of its grant. The aggregate fair market value (determined as of the Grant Date) of the Ordinary Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all Incentive Stock Option plans of the Company and its Subsidiaries) shall not exceed U.S. $100,000.

        6.   Vesting of Option Rights.

        (a)   The right to exercise an Option shall vest according to the terms of the applicable Option Agreement; provided, however, that the Board, in its discretion, shall have the power to accelerate the dates for exercise of any or all Options, or any part thereof. The term “Vested Option Rights” shall mean a Participant’s rights to exercise the Option that have vested pursuant to this Section 6 and the applicable Option Agreement.

        (b)   An Option will become exercisable as of the date of a Change in Control of the Company. For purposes of the Plan, a “Change in Control” of the Company shall be deemed to occur only if, as a result of any transaction involving the sale of all of the assets of the Company or the sale of any stock of the Company or of any entity that directly or indirectly holds any stock of the Company, neither Leonardo Del Vecchio, nor any member of his family, nor any trust or other entity for the benefit of such person, nor any combination of such persons or entities, shall hold, directly or indirectly, the right to elect a majority of the members of the Board of the Company, or, if another corporation or entity then holds the assets of the Company, the right to elect a majority of the directors of such corporation or the power to direct the management of such other entity. Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred upon or by virtue of the making or consummation of any public offering of any debt or equity securities of the Company or of any entity that directly or indirectly holds any beneficial interest in any stock of the Company.

        7.   Effective Date of Plan; Maximum Term; and Cancellation of Unexercised Options.   The Plan shall be effective as of the date approved by the shareholders (the “Effective Date”). No Option shall be granted for a term of more than 9 (nine) years from the date of grant, no Option shall be granted for a term that expires after June 14, 2021, and no Incentive Stock Option shall be granted after the expiration of ten years from the Effective Date. Failure to exercise the Option within the prescribed term will result in expiration of the Option. Except as specifically provided in the applicable Option Agreement, if the Participant’s employment is terminated for any reason, the Option, including, without limitation, Vested Option Rights, shall terminate immediately upon the effective date of such termination.

        8.   Method of Exercise of Options.   Any Vested Option Rights under the Plan may be exercised by a Participant, by a legatee or legatees of such Vested Option Rights under the Participant’s last will, or by his executors, personal representatives or distributees, as provided in Section 11 below, by delivering written notice of the number of Ordinary Shares with respect to which the Option is being exercised, accompanied by full payment to the Company of the exercise price of the shares being purchased under the Option, and by satisfying all other conditions provided for in the Plan, the applicable Option Agreement and any and all rules, guidelines and forms prescribed by the shareholders, the Board, or their respective designees. A Participant (or his legatees, executors, personal representatives or distributees) may exercise a portion of his Vested Option Rights under the Plan, provided, however, that the Board or its designees may specify a minimum number of Ordinary Shares with respect to which the Vested Option Rights may be exercised.

        The Company shall issue a number of Ordinary Shares issuable pursuant to the exercise of any Option. Upon request of the Participant, the Company will arrange for the conversion of such Ordinary Shares into American Depositary Shares (“ADSs”) representing an equal amount of such Ordinary Shares, as soon as reasonably practicable after such exercise. The Ordinary Shares or the ADSs, as the case may be, shall be registered in the name or for the account of, and delivered to or for the account of, the Participant (or, if applicable, the legatee(s), executor(s), personal representative(s), or distributee(s) of a deceased Participant).

        9.   Terms and Conditions of Options.

        (a)   Each Participant, and each other person described in Section 11, shall agree to such restrictions and conditions and other terms in connection with the exercise of an Option, including restrictions and conditions on the disposition of the ADSs acquired upon the exercise thereof, as the Board may deem appropriate and as are set forth in the applicable Option Agreement or in the Plan.

        (b)   The obligation of the Company to sell and deliver Ordinary Shares or ADSs under the Plan shall be subject to all applicable laws, regulations, rules and approvals. Neither a Participant, nor any other person described in Section 11, shall have any rights as a shareholder with respect to any Ordinary Shares or ADSs covered by an Option granted to, or exercised by, him until the date of registration of Ordinary Shares in the name of the Participant. No adjustment, other than pursuant to Section 10 below, shall be made for dividends or other rights for which the record date is prior to the date indicated above.

        10.   Adjustments.   Appropriate adjustment in the maximum number of Ordinary Shares subject to Options under the Plan, and, to the extent determined by the Board to be necessary to prevent dilution or enlargement of Participants’ rights, to the number of Ordinary Shares subject to and the Exercise Price of each Option, shall be made to give effect to any increase or decrease in the number of issued Ordinary Shares resulting from a subdivision or consolidation of shares whether through reorganization, recapitalization, stock split, reverse stock split, spin-off, split-off, spin-out, or other distribution of assets to stockholders, stock distributions or combination of shares, assumption and conversion of outstanding Options due to an acquisition by the Company of the stock or assets of any other corporation, payment of stock dividends, other increase or decrease in the number of such shares outstanding effected without receipt of consideration by the Company, or any other occurrence for which the Board determines an adjustment is appropriate. On the basis of information known to the Company, the Board shall make all determinations relating to the applicability and interpretation of this Section 10, and all such determinations shall be conclusive and binding.

        11.   Nontransferability.   Unless the Board otherwise consents in writing in its sole and absolute discretion, Options granted under the Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, other than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process. The granting of an Option shall impose no obligation upon the applicable Participant or any other person to exercise such Option.

        12.   Indemnification of the Board and Its Delegates.   In addition to such other rights of indemnification as they may have as members of the Board, as employees of the Company, or as its delegates, the members of the Board and its delegates shall be indemnified by the Company against (a) the reasonable expenses (as such expenses are incurred), including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding (or in connection with any appeal therein), to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted hereunder; and (b) against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Board member or delegate is liable for gross negligence or misconduct in the performance of his duties. The Company may elect, at its own expense, to handle and defend such action, suit or proceeding.

        13.   No Contract of Employment.   Neither the adoption of the Plan nor the grant of any Option shall be deemed to obligate the Company or any Subsidiary to continue the employment of any Participant for any particular period, nor shall the granting of an Option constitute a request or consent to postpone the retirement date of any Participant.

        14.   Termination and Amendment of Plan and Options.

        (a)   The Board may at any time terminate, suspend or modify the Plan, without the authorization of shareholders to the extent allowed by law.

        (b)   The Board may modify the terms of any Option, and authorize the exchange or replacement of Options; provided, however, that in no event shall the Board be permitted to reduce the exercise price of any outstanding Option or to exchange or replace an outstanding Option with a new Option with a lower exercise price.

        (c)   No termination, suspension or modification of the Plan or modification, exchange, or replacement of an Option shall adversely affect any right acquired by any Participant, or any other person designated in Section 11, under an Option granted before the effective date of such termination, suspension, modification, exchange, or replacement unless such Participant or other person shall consent; but it shall be conclusively presumed that any adjustment for changes in capitalization as provided for in Section 10 do not adversely affect any such right.

        15.   Withholding Taxes.   The Company shall have the right to require the Participant or other person to remit to the Company or one or more of its Subsidiaries, or any agent thereof, an amount sufficient to satisfy all federal, state, provincial, local, and any other withholding or other applicable tax requirements at, or after, the time such tax obligation arises and to withhold from any amounts payable to the Participant or other person, as compensation or otherwise, as necessary and at any time.

        16.   Governing Law; Conflicts.   The Plan shall be construed in accordance with and governed by the laws of the Republic of Italy, except as otherwise required by the laws of the United States or the laws of the jurisdiction where the Participant performs services for the Company or one of its Subsidiaries. In the event of any conflict or inconsistency between the terms of the Plan and any Shareholder Action, the Shareholder Action shall govern.

        17.   Section 409A.   It is the Company’s intent that the Options not be treated as deferred compensation under Section 409A of the Code (“Section 409A”) (or any regulations or other guidance promulgated thereunder) and that any ambiguities in construction be interpreted so as to effect such intent. Options under the Plan shall contain such terms as the Board or its delegate determines are appropriate to avoid the application of Section 409A.

        18.   Successors.   In the event of a sale of substantially all of the assets of the Company, or a merger, consolidation or share exchange involving the Company, all obligations of the Company under the Plan with respect to Options granted hereunder shall be binding on the successor to the transaction. Employment of a Participant with such successor shall be considered employment of the Participant with the Company for purposes of the Plan.

        19.   Fractional Shares.   If at any time the exercise of the Option would, except for this provision, require the issue or transfer of fractional shares, the number of Ordinary Shares or ADSs shall be rounded down to the next whole number.